July 12, 2006	Exhibit 23.1

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Silica Resources Corporation – Form SB-2 Registration Statement

Dear Sirs:

As independent chartered accountants, we hereby consent to the inclusion or incorporation by reference in the Form SB-2 Registration Statement for Silica Resources Corporation, dated July 12, 2006 and thereafter (the “Registration Statement”), of the following:

  Our report to the Stockholders and Board of Directors of Silica Resources Corporation dated May 31, 2006 on the financial statements of the Company as at March 31, 2006 and for the period from October 7, 2005 (inception) to March 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in the Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada